Exhibit 99.1
Group Led by Edward Shin to Acquire Royal Asian Bank
NARBERTH, PA—(Marketwire - September 25, 2009) -
Edward Shin, President and CEO of Royal Asian Bank, and James J. McSwiggan, President and COO of Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA), jointly announced today that Mr. Shin has formed an ownership group known as Royal Asian Bancshares, Inc. that will acquire Royal Asian Bank.
Royal Asian Bank provides banking products and services to the Korean-American communities in Southeastern Pennsylvania, Northern New Jersey and Flushing, New York. As of August 31, 2009, Royal Asian Bank had assets of approximately $116.62 million, deposits of approximately $94.44 million and loans of approximately $65.80 million (net of its loan allowance).
“Royal Asian Bank is an outstanding franchise, with truly talented employees,” stated Robert R. Tabas, Chairman and CEO of Royal Bancshares of Pennsylvania, Inc. “We are delighted to see Ed and his group take advantage of the opportunity to own the bank that he leads. We will be working together to ensure a systematic and smooth transition over the coming months.”
“For Royal Bancshares of Pennsylvania, Inc., the sale of Royal Asian Bank allows us to channel our energies on continuing to reinvigorate the Royal Bank America brand,” Tabas continued. “By narrowing our geographic footprint and business focus, we believe we are continuing the process mapped out in the strategic plan created by our Board of Directors.”
Mr. Shin will continue as President and CEO of Royal Asian Bank and serve as a member of the Board of Directors of Royal Asian Bank after closing of the acquisition. The remainder of the Board of Directors will be composed of experienced bankers and businessmen from the communities that Royal Asian Bank serves. Substantially all of Royal Asian Bank’s executive management team and current employees will remain in their positions after consummation of the acquisition.
“We are very excited about this opportunity,” Shin said, “not only for ourselves but also for our customers. Our ability to acquire Royal Asian Bank enables us to continue to provide innovative banking and financing solutions as well as highly personalized customer service to meet the specific needs of the Asian-American community in general, and the Korean-American community in particular.
“Today begins a new chapter for our bank,” Shin continued. “Our primary areas of expertise will continue to be commercial lending and international trade finance and we will reenergize efforts focused on building relationships and partnering with our customers to meet their specialized banking needs.”

“Today we have moved to further strengthen the interests of the Korean-American community in the success of Royal Asian Bank,” said Young Man Kim, a current director of Royal Asian Bank who is expected to be named chairman of Royal Asian Bank after closing. “We believe that with our group’s acquisition of Royal Asian Bank we will enhance our position within our two core markets of Eastern Pennsylvania and Northern New Jersey/Flushing, New York. These markets are home to some of the highest concentrations of Asian-Americans within the United States,” commented Kim.
The transaction is expected to be completed by the end of this year, pending regulatory approval.
Curtis Securities, LLC served as financial advisor to Royal Asian Bancshares, Inc. Waldman Law Group, P.C. provided legal counsel for Royal Asian Bancshares, Inc., and Stevens & Lee, P.C. provided legal counsel for Royal Bancshares of Pennsylvania, Inc.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, a community-focused bank with 15 branches throughout Southeastern Pennsylvania and Southern New Jersey. Royal Bank America has played a lead role in the growth and development of our region for the past 40+ years. For more information on Royal Bank America’s banking solutions and to locate the office nearest you, please visit our website at www.royalbankamerica.com.
Forward-Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2008.